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                                                                     Exhibit 12

                      HIGH VOLTAGE ENGINEERING CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)
                                   (Unaudited)

                                                                    FISCAL YEAR ENDED

                                           -----------------------------------------------------------------
                                            APRIL 29,     APRIL 24,     APRIL 25,     APRIL 26,    APRIL 27,
                                              2000           1999         1998          1997          1996
                                           ----------    ----------    ----------    ----------   ----------
Earnings:
    Income (loss) from continuing
      operations before income taxes,
      discontinued operations and
      extraordinary item.................   $(26,780)     $  2,205      $(15,536)     $(3,020)     $ (4,629)
                                            ---------     --------      --------      -------      --------

Fixed charges:
    Interest expense, accretion of
      redeemable put warrants and
      amortization of debt discount
      and premium on all indebtedness....     21,791        19,854        18,159       10,845        10,292
    Portion of rent under long-term
      operating leases representative
      of an interest factor (1/3)........        653           658           683          483           287
    Accretion of redeemable preferred
      stock..............................        448           266           270           --            --
    Preferred stock dividend requirement.      4,965         2,597         3,085          479           446
                                            ---------     --------      --------      -------      -------
         Total fixed charges.............     27,857        23,375        22,197       11,807        11,025
                                            ---------     --------      --------      -------      --------
    Earnings from continuing operations
      before income taxes, discontinued
      operations, extraordinary item
      and fixed charges..................   $  1,077       $25,580      $  6,661      $ 8,787      $  6,396
                                            --------       -------      --------      -------      --------
                                            --------       -------      ---------     -------      --------
Ratio of earnings to fixed charges.......       0.04x         1.09x           --           --            --


The Company's earnings were inadequate to cover fixed charges by $15,536, $3,020 and $4,629 in fiscal 1999, 1998, 1997 and 1996, respectively.